UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

(Name of Issuer)
Coastal Bancorp Inc.

(Title of Class of Securities)
Common Stock


(CUSIP Number)
19041P105

Check the following box if a fee
is being paid with this statement.
 (A fee is not required only if
the filing person:  (1) has a previous
 statement on file reporting beneficial
 ownership of more than five percent
of the class of securities described
in Item 1; and (2) has filed no
amendment subsequent thereto reporting
beneficial ownership of five percent
or less of such class.)
(See Rule 13d-7).

*The remainder of this cover page
 shall be filled out for a reporting
 persons initial filing on this form
with respect to the subject class of
 securities, and for any subsequent
amendment containing information
 which would alter the disclosures
 provided in a prior cover page.

The information required in the
remainder of this cover page shall
not be deemed to be filed for the
purpose of Section 18 of the
 Securities Exchange Act of 1934
(Act) or otherwise subject to the
liabilities of that section of the
Act but shall be subject to all
other provisions of the Act (however,
see the Notes).


1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	137,000

6  SHARED VOTING POWER
	7,150

7  SOLE DISPOSITIVE POWER
	261,150

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	261,150

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.47%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) COASTAL BANCORP INC.
	(B) COASTAL BANC TOWER, 8 GREENWAY PLAZA, STE 1500, HOUSTON, TX 77046

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 19041P105

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED UNDER SECTION
203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  261,150
	(B)  4.47%
	(C)	(I)   137,000
		(II)	7,150
		(III)	261,150
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief,
the securities referred to above were
acquired in the ordinary course of business
 and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired
in connection with or as a participant
in any transaction having such purposes
or effect.

SIGNATURE

After reasonable inquiry and to
 the best of my knowledge and belief,
 I certify that the information set
 forth in this statement is true,
complete and correct.

							Richard A. Horstmann, VP
							Date:   1/22/02